Exhibit 99.2


               The Blackstone Group to Acquire Boca Resorts, Inc.

    BOCA RATON, Fla., Oct. 20 /PRNewswire-FirstCall/ -- Boca Resorts, Inc. (NYSE: RST), an owner and operator of luxury resorts in Florida, announced today that it had signed a definitive merger agreement to be acquired by an affiliate of The Blackstone Group for $24.00 per share. The price represents a premium of 28% over yesterday's closing price of $18.76. The total value of the transaction, including debt, is approximately $1.25 billion.

    The Board of Directors of Boca Resorts, Inc. has approved the merger agreement and recommended that its shareholders approve the Agreement. Shareholders will be asked to vote on the proposed transaction at a Special Meeting that will be held on a date to be announced. The Company's Chairman and Chief Executive Officer, H. Wayne Huizenga, who holds approximately 98% of the Company's vote, has agreed to vote his shares in favor of the transaction, consistent with the recommendation of the Board of Directors. The transaction is subject to shareholder approval and other customary conditions and is expected to be completed in late 2004 or early 2005. The Annual Meeting of the Company's shareholders, scheduled for November 4, 2004, has been postponed pending the outcome of the shareholder vote to be held at the Special Meeting.

    In commenting on the transaction, Mr. Huizenga noted, "During the past 8 years we have been fortunate to successfully operate a group of the most distinctive hotel and resort properties in the United States. Our experienced senior management and seasoned staff have been responsible for growing our business while enhancing the reputation of Boca Resorts, Inc. as the owner of one of the most guest-oriented collection of properties in the lodging and hospitality industry." Mr. Huizenga added, "South Florida is one of the most important markets in this industry and to thousands of vacationers, business travelers, and meeting planners, our properties personify the South Florida Experience."

    Jonathan D. Gray, Senior Managing Director at The Blackstone Group said, "We are excited to be part of this world-class collection of resorts, which brings with it tremendous employees and loyal club members. We look forward to continuing the Company's tradition of re-investing in its properties, as we did during our previous ownership of the Savoy Hotel Group in London."

    Stephen A. Schwarzman, President and CEO of Blackstone, added: "Our long history and expertise in managing prestige hotels around the world will be invaluable in working with management to enhance the value for everyone involved in this quality group of hotels and resorts."

    Deutsche Bank Securities, Inc. and Allen & Company LLC acted as financial advisors to Boca Resorts, Inc. in the transaction and Bear Stearns, Citigroup and Merrill Lynch advised The Blackstone Group. Acquisition financing is being provided by Bank of America, Bear Stearns and Merrill Lynch.

    About Boca Resorts, Inc.

    Boca Resorts, Inc. is the owner and operator of five distinctive destination resorts located in Florida with hotels, conference facilities, golf courses, spas, marinas and private clubs. The Company's resorts include the Boca Raton Resort & Club (Boca Raton), the Registry Resort at Pelican Bay (Naples), the Edgewater Beach Hotel (Naples), the Hyatt Regency Pier 66 Hotel and Marina (Fort Lauderdale) and the Radisson Bahia Mar Resort and Yachting Center (Fort Lauderdale). The Company also owns and operates two golf clubs located in Florida (Grande Oaks Golf Club in Fort Lauderdale and Naples Grande Golf Club in Naples) that serve as additional amenities to its resorts, as well as components of its exclusive social club, known as the Premier Club. In addition, the Company owns and operates two golf courses in Boca Raton that are part of the Boca Raton Resort & Club. Boca Resorts, Inc. can be accessed on the Internet at http://www.bocaresortsinc.com.

    About The Blackstone Group

    The Blackstone Group, a private investment firm with offices in New York, Boston, Atlanta, London and Hamburg, was founded in 1985. Blackstone's Real Estate Group has raised five funds, representing over $6 billion in total equity, and has a long track record of investing in hotels and other commercial properties. In addition to Real Estate, The Blackstone Group's core businesses include Private Equity, Corporate Debt Investing, Marketable Alternative Asset Management, Mergers and Acquisitions Advisory and Restructuring and Reorganization Advisory. The Blackstone Group can be accessed on the Internet at http://www.Blackstone.com.

    Cautionary Statement Concerning Forward-Looking Information

    Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Company's SEC filings.

    About the Merger

    In connection with the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission's web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company, Attention: Mary Jo Finocchiaro, Vice President and Controller, Boca Resorts, Inc. 501 East Camino Real, Boca Raton, FL 33432 Telephone:
561-447-5302.

    The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Company's participants in the solicitation is set forth in the Company's proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

SOURCE Boca Resorts, Inc.
Web Site: http://www.bocaresortsinc.com http://www.Blackstone.com
Company News On Call: Company News On-Call:
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